  Exhibit 99.1

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Park City Group

Third Quarter 2017 Earnings Conference Call

May 10, 2017

Park City Group - Third Quarter 2017 Earnings Conference Call, May 10, 2017

C O R P O R A T E P A R T I C I P A N T S

David M. Mossberg, Investor Relations

Todd Mitchell, Chief Financial Officer

Randall K. Fields, Chief Executive Officer and Chairman

C O N F E R E N C E C A L L P A R T I C I P A N T S

Robert Miller, UBS Financial

Guy Riegel, Ingalls & Snyder, LLC

Mark Stafford

P R E S E N T A T I O N

Operator:

Good day, and welcome to the Park City Group Third Quarter 2017 Earnings Call. Today's conference is being recorded. At this time, I would like to turn the conference over to Dave Mossberg, Investor Relations. Please go ahead, sir.

David M. Mossberg:

Thank you, Noah. Before we begin, we will be referring to today's earnings release, which can be downloaded from our Investor Relations page in the Company's website at parkcitygroup.com.

I also like to remind everyone that this call could contain forward-looking statements about Park City Group within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not subject to historical facts. Such forward-looking statements are based upon the current beliefs and expectations of Park City Group's Management and are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. Such risks are more fully discussed in the Company's filings with the Securities and Exchange Commission. The information set forth herein should be considered in light of such risks. Park City Group does not assume any obligation to update the information contained in this conference call.

Throughout today's call, we may be referring to both GAAP and non-GAAP financial results, including free cash flow, EBITDA, Adjusted EBITDA, net debt, net income, and earnings per share, which are non-GAAP terms. We believe these non-GAAP terms are useful financial measures for our Company, primarily because of the significant noncash charges in our operating statement. There is a reconciliation of non-GAAP results in our earnings release and on the Investor Relations section of our website.

Our speakers today will be Randy Fields, Park City Group's CEO and Chairman, and Todd Mitchell, Park City Group's CFO.

With that, I'll turn the call over to Todd.

Todd Mitchell:

Thank you, Dave. We put up another strong quarter. Fiscal third quarter revenue grew 33% to $4.8 million. This was in line with our expectations for the quarter and puts us on track to achieve our financial targets for the year.

Top line growth was driven by revenue growth from our largest ReposiTrak HUBs, year-over-year gains in supply chain revenue and an acceleration in smaller supplier HUB sign ups.

Park City Group - Third Quarter 2017 Earnings Conference Call, May 10, 2017

Fiscal third quarter net income was $900,000, up from $295,000 a year ago. This was 19% of total revenue in the quarter, also in line with our expectations. So far, this fiscal year, we have converted $3.5 million in incremental revenue into $2.8 million in incremental net income for an incremental contribution margin of 80%. Clearly, this demonstrates the operating leverage in our business model. We remain confident that revenue and profits in the second half of the year will be stronger than the first half and that we will exceed the financial and operating targets we articulated at the end of fiscal 2016.

Now with regard to expenses. Total operating expenses were $3.8 million in fiscal third quarter, up 17% versus a year ago. This was expected. We said last Q operating expenses will climb a bit in the back half the year. We are not a quarterly Company, so revenue and expenses are going to fluctuate quarter-to-quarter. We are investing where we believe it will translate into faster revenue growth and improved operating leverage.

Specifically, during the quarter, we expanded our account management team, we initiated execution on our 10x project, and we launched MarketPlace. While we talk about these investments in terms of helping to drive revenue growth and operating leverage, what they are really designed to do is to drive customer success because if we are successful in helping our customer achieve their goals in terms of getting their suppliers on the system faster and in terms of getting them compliant more rapidly, then we will be successful in achieving our goals for revenue growth. If we do this smartly, our investments will lead to a level of automation, which will not only enhance the efficacy of our offering to our customers, but also drive operating lever and by extension profitability.

Self-implementation is the perfect example of this. We are tremendously focused on getting to the point where all of our services can be self-implemented by the customer. As we've seen in ReposiTrak, where the majority of our HUB suppliers self-implement, you cannot solve scaling by throwing a bunch of customer service reps at a problem. You have to build a system where supplier can sign up and get compliant on their own, then you hire customer service reps to both maintain and build on that relationship.

This quest for efficacy and efficiency is what 10x is all about, and its what MarketPlace is all about. 10x is about giving our account management team the information and tools they need to make sure that suppliers are coming on the system and getting compliant faster. 10x is about giving our finance team the information and tools they need so that they can make smart decision and monetize the account management team's activity efficiently.

Similarly, Marketplace is about giving our HUBs the ability to find new suppliers and new products on their own and giving our suppliers the ability to find new customers on their own. During the quarter, we saw one of our largest HUBs use Marketplace for sourcing products and categories other than food. It was an instance where a customer had a very specific business need, which they were able to resolve on their own on our platform. This is how we define success.

Now, I will drill down into the expenses by component because I know you want me to do that. But as I've said, these numbers will tend to fluctuate from quarter-to-quarter as we invest in our future.

Cost of service increased 28% in the fiscal third quarter to $1.34 million. This was primarily due to incremental expenses associated with the launch of MarketPlace and to a lesser extent, some incremental expenses associated with the deployment of our Vendor Portal with a couple of large customers.

Sales and marketing rose 7% in the fiscal third quarter to $1.35 million. This was primarily due to an increase in our account management team. This team has doubled its size over the past year, and we will expect it will likey double in size again over the next year.

General and administrative rose $200,000 in the fiscal third quarter to just over $1 million. This increase was primarily due to higher consulting fees and investments associated with our 10x project. We also saw a onetime increase in facilities expense as we moved down a floor in the same building to get more space and a better layout for about the same amount of rent.

Something I want to emphasize with regard to cash flow and liquidity. We ended the third quarter with $13.5 million in cash. This was up over $2 million from just two quarters ago, due to a record $1.6 million in operating cash flow during the quarter. This was driven, first and foremost, by growing revenues and profits, but also from a drop in accounts receivable as our large central build HUBs settled into a regular billing cycle as we said would be the case.

Going forward, we expect to generate strong top line growth in the 25% to 35% range, to see an even greater increase in bottom line profitability and for a relatively high percentage of net income to convert into operating cash flow.

That concludes my review of the financials for fiscal third quarter. Now I will turn the call over to Randy for more exciting qualitative update.

Park City Group - Third Quarter 2017 Earnings Conference Call, May 10, 2017

Randall K. Fields:

Well, I don't know that it's more exciting. Okay, well, I apologize, I'm going to read my remarks again today. That constrains me a bit, but we'll get to questions later, and I'll try and add some color as I go through to these prepared remarks.

Important to recognize for those of you who are new to listening to these conference calls that I am almost impossible to satisfy. It's just not in my nature. Having said that, the fact is it was a terrific quarter by anybody's standard. The financial results were very strong that generated 33% year-over-year revenue growth made even—me smile. We had record operating cash flow, that's critically important. As Todd pointed out, we ended up with $13.5 million of cash in the balance sheet, up a couple of million dollars from just two quarters ago.

When we look at that number and for those of you who've been around for a while and look back on where we were just a few years ago, that should certainly bring a smile to your faces as it does to mine. As we look to the future though, we see some pretty incredible opportunities to continue to grow our business.

Fundamentally, we have the opportunity to do business with absolutely everyone who touches food in the global supply chain for food, which is, as we all know, the largest FIC code in the world. Importantly though, we also have the opportunity to increasingly sell more and more value-added services that help each of the participants in that supply chain as we fondly say Sell More, Stock Less, See Everything™ that happens with their trading partners. In other words, we expect that the network effect is beginning to take hold and will drive our business substantially over the next several years.

To address the opportunities ahead of us, during this quarter, we continue to grow both the scale and the scope of this network. It's a word you're going to hear us use more frequently going forward, the idea that we're building out a very interesting network.

We increased our base of largely, call them, Tier 1 HUBs, which would consist primarily of retailers and wholesalers. Important to note, although we're doing it quietly at this point, we're now doing business with three of the five largest food retailers as chains in the United States.

We launched our Vendor Portal with two of our largest customers, and we saw a dramatic acceleration of supplier HUB, that's kind of a Tier 2 HUB as we would think about it, supplier HUB sign-ups. We did all of that while putting an enormous amount of energy and time and investment into the future, specifically the launch of Marketplace, which exceeded our expectation. Think of MarketPlace as an investment ultimately in our revenue structure. As Todd eloquently spoke to, the successful initiation of the 10x project, which is an investment in both our cost structure and our quality of service.

So, let me add a little bit of color to all of that, the ReposiTrak update. As I mentioned, we're seeing a positive network effect with ReposiTrak as its momentum continues. ReposiTrak is now clearly the industry standard for food safety and Compliance Management. It's not just from endorsements from the industry anymore, the trade associations that have endorsed us. It's really increasingly the names on our customer list.

As I suggested, we signed the third of the top five food retailers in the U.S. during the quarter. We added two other large and very influential—think of them as thought leader HUBs from retail during the quarter. We saw a dramatic acceleration in the supplier HUB sign-ups. People are talking about us literally today at a Food Safety Summit. One of our customers gave a presentation, and it was in fact standing room only, to hear about us. So, it’s happening. We're getting people talking about us. We're getting people using the system, and that, in turn, is leading to more sign-ups. It's fair to say the business is literally coming our way or you can think about it as being pushed our way.

Our success has really also being driven by a dramatic increase in sense of urgency at the HUBs. When we first got into this whole food safety Compliance Management a few years ago, it was intriguing to people. It was different. It was something that people knew it was important, but not urgent. I think it's fair to say that there's been a sea change in the mentality around what we do, the risks associated with the business not just the regulatory risk, but the torque risk, and the consequences that there is now a sense of urgency that didn't exist a few years ago.

What that translates to is that our HUBs want to move faster in almost every respect, and the change, frankly, is palpable. All of us inside the business feel it. It had a tremendously positive impact on our scaling. You see that in our revenue and our connections. HUBs, though, are increasingly thinking of us as a strategic partner, and we're going to come back to why is that important. That, in turn, is helping to create this positive network effect as we refer to it, as we extend our reach from farm to fork.

Park City Group - Third Quarter 2017 Earnings Conference Call, May 10, 2017

Our success is, as always, reinforced by our excellence in execution. We're constantly improving on that. The rate at which we, today, bring a HUB online to begin to get it compliant is remarkable compared to where we were a few years ago. In fact, interestingly, as I look back on the year in one of the quarters this year, we actually brought on more spokes or connections in that quarter than we had in the previous three years cumulatively. So, we're scaling the business, and at the same time, we're doing a better and better job for our customers. Remember, for those of you who've been around for a while, the obsession of this Company and the culture of this Company is really predicated on the idea that our customers come first. Their needs, their desires, their success comes ahead of our success. What we get out of it as shareholders is derivative of the success that we generate for that customer set, and that's working. Our customers know that we care about them. They're appreciative of what we do, and they are talking about us in a very positive way in the marketplace.

So, we're doing that, though, because we're constantly focused on how we can enhance our capabilities. As Todd mentioned, we're increasing the size of the account management group that gets our HUBs compliant, but at the same time, we're focusing in the sense on both their productivity, their processes, the tools that they need via this 10x project that we talked a lot about and it will be on going for a number of years.

Importantly, during the quarter, we launched Vendor Portal with two of our largest customers. As we mentioned, we used to refer to this as convergence. In the sense, getting two of our largest customers to move into this Vendor Portal really completes, if you will, this convergence effort on our part. For us, the Vendor Portal is really a unified service delivery platform. God, that's a mouthful, a unified service delivery platform that enables our supply chain and ReposiTrak products to be self-implemented, picked by the customer, chewed in bite-size pieces, if you will, and the net result is that it's been very exciting internally to see both the technological progression and the sales progression to a fully integrated end-to-end platform that starts with Compliance Management in ReposiTrak and ends with the MarketPlace with supply chain in the middle of all of that. So, the artificial barrier of having legacy supply chain business and new ReposiTrak business is now evaporating at a very rapid rate.

Our Vendor Portal was deployed with, in particular, the adoption of what we call item level Compliance Management, and that's exactly what it is. It is to say that, increasingly, when you think about the problem with Compliance Management, ReposiTrak initially was geared to the idea of vendor, think of it as corporate level compliance. That means the Company does it have insurance, does it have a W-9, things like that. Then facility level compliance, think of that as do they have a successful SQF audit? Have they had any FDA problems? Now what we're finding just as we guessed was our customers are increasingly interested in the attributes and compliance of individual products that are made by companies by facilities. An example of that are the sort of social attributes that we see on television and radio and they're talked about a lot. For example, GMO, non-GMO, organic, natural, etc. All of those kinds of things are now areas of compliance that our customers are increasingly interested in.

To us, it means an opportunity to push ourselves deeper and deeper into our customers' business problems and help them overcome those problems. Obviously, it results from our perspective in both better long-term customer relationships and frankly, increased revenue for us so that the revenue per connection and revenues that we derive from our HUBs go up. But what it really means is, that we're resolving more and more problems that our customers bring to us.

I mentioned and it's important to note that we saw a dramatic acceleration this quarter with what we call supplier HUB sign-ups. These are important because in the long run, there are literally hundreds and hundreds and hundreds of thousands of these suppliers who adopt ReposiTrak for their supply chain. That's specifically what we mean by a supplier HUB. A supplier then—typically, what we're finding is has used ReposiTrak because they were required to by one of their customers, a retailer or a wholesaler. They, in turn, then use the system and asked themselves the obvious question, "Why wouldn't I use this for my own supply chain? Why wouldn't I adopt ReposiTrak not, if you will, as they spoke or a supplier, but why wouldn't I use it for my own supply chain?" We've seen a significant uptick in the number of how our users as suppliers picking up ReposiTrak and driving us deeper and deeper into the supply chain.

In fact, this quarter, interestingly enough, quick story, we have a very large, well, think of this company as one of the largest specialty fruit and vegetable produce broker distributors in America. They were required by some of their retail customers to use ReposiTrak. A couple of years ago, the COO of the company went, "Well, why don't I do this for my supply chain?" It was adopted by that company. Well, the next thing you know is that's one level down. Some of their suppliers have begun to use the system for their supply chains. So, now we're three and four levels down, which creates a compliance network if you think about it that extends all the way from the retailer shelf right down to the farm where the produce is, in fact, grown. We think that visibility is increasingly important to the marketplace, to consumers, and that, ultimately, we believe it will drive our adoption at an even more rapid rate in the future.

MarketPlace. Wow. This quarter, we launched MarketPlace. For us, MarketPlace is really a compliant vendor sourcing system. It was developed, frankly, after we discovered that between 15% and 20% of all of the vendors that we saw in our system were either unable or unwilling to become compliant for their customers. What that leads to is the need to replace those vendors because of the risks associated with doing business obviously with people who either will not or cannot become compliant.

Park City Group - Third Quarter 2017 Earnings Conference Call, May 10, 2017

So, MarketPlace is really a service that allows HUBs to find new compliant vendors to replace kind of the bad actors that they have to deal with today, and it's also a place for compliant vendors can find themselves new buyers of their products. Well, what happened is that, in fact, the Company put an enormous amount of time and energy, I'm not sure we've ever done a launch that has this many different pieces of our business focused on that launch as we did with MarketPlace. So, I think it's fair to say it was our biggest single effort ever executed by the Company, but reception has been remarkable so far. We're still in development. We only have one buyer in the system. Turns out that buyer is one of our largest customers. They're using it in ways that we would not have expected. At this point, it's all non-food. There's a surprise inside the system, so it goes far beyond food. So far, the feedback is pretty extraordinary. In fact, within two hours of the press release that went out on the announcement of MarketPlace, I had received four phone calls from our HUBs, from some of our largest HUBs, saying they wanted to use this site unseen.

So, I think in the long run, it's fair to say that MarketPlace is likely to be a big hit. We don't know how big. We think internally that it will be a very important adjunct to our business over the next several years, but I want to be clear that it's certainly not a profit contributor at this point. There’s lots of development work to be done, and it is the kind of business that we think over the next several years, years, not quarters, years, let me say it one more time, years, over the next several years, Marketplace will become central to what we do, and we’re going to continue to invest in the future.

So, wrapping this all up, the fiscal third quarter results really built on the momentum that we reported in the first half and certainly suggest that just as we have thought that this is going to be a pretty amazing year for us financially. We continue to expect revenue profitability and operating cash flow in the second half of the year to exceed the first half of the year. Stay tuned, by the way. You're going to hear an interesting number here in a moment. So, don't tune out yet. We've brought a number of new very exciting products and services to the market this year. I think we've had four or five new products. We've only talked with you about a few of those, but there's actually been some additional product introductions, and we'll talk more about those in the next call.

Okay, here comes the key point here. We're still not a quarterly company, please remember that. This quarter, we had 33% revenue growth. It's reasonable though in the quarter that we've entered to expect revenue growth to exceed 40%. So, this will be a terrific second half of the year. This is going to be a fabulous quarter that we're in now. But longer term, we do expect our top line, as far as we can see, to grow 25% to 35% a year. Some years, it will be 25%, some might even be higher than 35%. But 25% to 35% is pretty much the trajectory we see ourselves on.

We expect that rapidly growing revenue base to support progressively higher operating margins. We're going to continue to add cash to our balance sheet. Our larger customers want to be comfortable because they think of us as long-term partners, not short-term partners. So, things are exceptionally good, frankly, looking out from where we are, it should only get better.

Okay. Thank you, guys, for your interest. Thanks for the support, and now we'll take a few questions.

Operator:

Thank you. Ladies and gentlemen if you would like to ask a question please signal by pressing star, one on your telephone keypad. If you're using a speaker phone please make sure your mute function is turned off to allow your signal to reach our equipment. Again, that’s star, one to ask a question and we’ll pause for just a moment to allow everyone an opportunity to signal for questions. Once again that’s star, one for questions. Star, one if you would like to ask a question.

We'll take our first question from Bob Miller with UBS Financial.

Robert Miller:

Hi, Randy.

Randall K. Fields:

Hi, Bob.

Robert Miller:

So, operating expenses went up about $400,000 sequentially, and that was to support growth, the MarketPlace and account reps and so forth. Is that something that should start growing much slower here in the coming quarters? Or should we just expect that to keep going up rapidly to support your growth?

Randall K. Fields:

Good question, Bob. The way—again, we think about this as we're not a quarter-to-quarter Company. So annually, we would expect our expenses versus our revenue to be significantly lower. But in every given quarter, there may be increases. So overall for the year, we're going to—as you know, quarters one and two were small increases, quarter three was larger, but the year will be quite comfortable in relation to the top line growth. We're obviously on a trajectory, I guess, year-to-date, we're probably—I'm just thinking 30—I'm looking at my CFO, 34% to 35% top line, and expenses are probably 10%, 7%. Call me crazy, but I think that's the way we'd like to see it. So, the goal is to invest conservatively, but to make sure that the level of support that we're giving our customers for their success is appropriate.

Park City Group - Third Quarter 2017 Earnings Conference Call, May 10, 2017

Robert Miller:

Okay. When you talk about the MarketPlace being an important contributor not in the quarters ahead, but years ahead, how do you monetize that?

Randall K. Fields:

The truth is we see several paths to the monetization of the MarketPlace. At this point, those are not things that we really want to talk about publicly. We're still working on them internally between our HUBs and our suppliers. But in the very long run, we think the MarketPlace is central to what we do. In a way, historically, we've grown by using our technology to help our customers see their problems. We call that visibility. Then from seeing their problems, we've made it our responsibility to help them with the solution to those problems. So, in a way, we feel there's obligation, if you will, that having exposed this problem in the industry where 15% to 20%, possibly even more of the suppliers, are—let's, at this point, say they're suspect. We just don't know. They won't give us information or they do give us the information, and it's scary.

We, in essence, have uncovered a problem for the industry, which are non-compliant suppliers, and I can tell you that one of our largest customers basically now have T-shirts for people in the office that say if you do not comply, you do not supply. But the problem is how do they go find all of the good kinds of suppliers, the good guys that they should be doing business with, and that's what MarketPlace is about. So, we're going to enter this territory. I am sure that we—one of the methods that we see or more for monetization of the MarketPlace will be put in place. But for now, we just want to see what the adoption rate is like, get it right and get it up and running in a way that's self-sustaining.

Robert Miller:

Okay. You mentioned that this was one of largest undertakings that the Company has committed to, and that there's a still a lot more investment and work left to be done on that. So, could your kind of give us a little more flavor of exactly what that means?

Randall K. Fields:

Yes, it's not—that probably sounds like a financial commitment. It's not as much financial as it is time and focus for multiple groups. Let me give an example. Because this is very different, the MarketPlace is very different from anything we've done, we had to involve the whole sales organization so they could learn the product well enough to talk to suppliers and HUBs about it. We had to create training for the support people. We had to create, if you will, a whole new system internally for reporting problems around it. We had marketing involved in it. We had training involved in it. So—and that's all, aside from development. Interestingly, the major cost element has not been development, it's the focus of every other group of the Company on the MarketPlace to hold the hands of each other and customers to be sure that adoption goes properly. So, it's really a focus issue, it's not a pure financial issue.

That's going to continue for some time until we get everybody inside the business comfortable with this idea of MarketPlace until we start getting buyers and sellers together on a way larger scale than we do today. We think at that point, much like ReposiTrak, it becomes a network enabler. The network of buyers and sellers tends to create more buyers and sellers. So, it's pretty exciting internally, it's just taking—getting more groups of people focused on this than anything we've ever had to do before.

Robert Miller:

Okay. One more question. You said your first customer is on MarketPlace now, and they're using you for non-food items. So, that just sounds like a contradiction of what MarketPlace is. So, what is MarketPlace?

Randall K. Fields:

No, no, not at all. Remember, we didn't say unsafe food. We said compliant.

Robert Miller:

I'm not implying because you're using not—you said that they were using it for non-food items or not.

Randall K. Fields:

Remember, first of all, ReposiTrak covers more than just food. Basically, if you are a vendor, if you are a service agent, if you service refrigeration in the store, there are compliance standards that you have to adhere to do business with one of our HUBs. You have to have workman's comp as an example. So, we don't just cover food safety, we cover compliance of all vendors against all criteria that a HUB, if you will, retailer or wholesaler would establish for his supply chain, including service centers. So, the reality here is that non-food items are definitely going to be a major part of the MarketPlace just as food items will. We just wanted to note that it was interesting that the first transactions inside of MarketPlace have been non-food.

Park City Group - Third Quarter 2017 Earnings Conference Call, May 10, 2017

Robert Miller:

Okay. Can you give us a couple of examples of what those were?

Randall K. Fields:

Everything from Haitian flags to beach towels to water bottles. So, it would not otherwise imagine would be under our purview. So, it's been very—it's really been intriguing.

Robert Miller:

All right. That’s all I have. Thank you.

Randall K. Fields:

Thanks, Bob.

Operator:

As a reminder ladies and gentlemen, it is star, one if you would like to ask a question, star, one, we’ll pause briefly.

We'll take our next question from Guy Riegel with Ingalls and Schneider.

Guy Riegel:

Hey, guys. How are you?

Randall K. Fields:

Good.

Guy Riegel:

Good, good. Hey, just getting back to MarketPlace, and somebody, one of your main clients has signed up for it and is using it. How is it populated? Meaning, let's say, Randy, you're using Todd as a supplier of food and it comes out that he's non-compliant. So, now you got to look for somebody else. How do you populate kind of the MarketPlace?

Randall K. Fields:

Guy, that's a good question. It's a bit counterintuitive. So, stay with me. Let's make it more complex than your instance. Meaning, let's suppose I have three different buyers, three different retail companies in the MarketPlace. Each of those companies has different compliance standards than the other. There is no concept of compliance. It's a relative concept. So, an example might be, I require $5 million of liability insurance and $1 million umbrella, and I require an SQF audit. You might have somebody else that requires $10 million and no SQF audit. So, in—what the MarketPlace does is it takes to look at a supplier who would achieve your compliance standard as oppose to "the compliance standard," which don't exist. I would tee that supplier up for you to do business with because he is, to you, a good guy. That make sense?

Guy Riegel:

But how do I know about that supplier or that vendor who meets my standards?

Randall K. Fields:

Yes, you literarily would go into the MarketPlace. Think of it as it's almost Amazon-like. What you would do is—let's suppose you are looking for and making this up, of course, a tomato paste vendor. So, you would type in tomato paste, and the system would return to you vendors who achieved your criteria. So, it would tell you tomato paste vendors in the system that in fact—and they will have self-implemented. They will put all of their product level information in, etc., and now you will see, just like on Amazon, the vendors that you could do business with.

Guy Riegel:

Is it the concept of if I'm the tomato paste vendor and I have signed up for ReposiTrak, are you going to allow me to check a box to say you can also sign up for MarketPlace?

Randall K. Fields:

Bingo.

Guy Riegel:

In that scenario, are you getting paid twice?

Park City Group - Third Quarter 2017 Earnings Conference Call, May 10, 2017

Randall K. Fields:

Well, not really. At this point, there's no incremental charge to be in MarketPlace because we want to increase the sales of our users, and we want to solve the problem of our buyers because they really have a tough job ahead of them to find good suppliers to replace suppliers that aren't as good. So, no...

Guy Riegel:

How do you get compensated? How does MarketPlace then make money?

Randall K. Fields:

What I said a little bit ago was we don't want to discuss all of that at this point. We see several paths to interesting revenue opportunities for us. But at a minimum, if you, in fact, find a connection, so you're a buyer and you suddenly start doing business with a new supplier, that becomes at a minimum, a new connection. So, worse case, we end up with additional connection revenue as we do today. So, that's the worse case, but we think there are some other interesting cases beyond that as well. We just don't want to talk about it.

Guy Riegel:

Got it okay, thank you so much.

Randall K. Fields:

You bet, thanks Guy.

Operator

We'll take our next question from Mark Stafford with (Inaudible) Capital.

Mark Stafford:

HI Randy.

Randall K. Fields:

Hi Mark.

Mark Stafford:

When you were talking about MarketPlace, I was just thinking about the other businesses with pharma and insurance and some of those other areas you touched on in the past calls. Anything new in those areas?

Randall K. Fields:

Yes, a little bit of an update. The insurance thing is getting to be—remember, let's go back—well, first, let me deal with pharma. We're just not going to do it. I just don't have the patience. I've expressed that. It's almost a personal thing because it's lawyer-driven, it is so slow, so slow to adopt, so peculiar. We're just not emotionally cut out for that. So, we're not just going to continue to invest effort against pharma at this point.

But on the insurance side, that's moving relatively well. What's happening is just as we would want, we now have one of the largest insurance companies in the world saying to its customers who are retail HUBs and wholesale HUBs, if you will, that if you are a ReposiTrak user, we're going to improve on your insurance rate. So, that's beginning to have a pretty interesting impact. It's still early, but we were able to get over the goal line with one of the largest insurance companies on planet Earth. Now what we want is we're moving that along inside some trade associations, etc., but the insurance part of our business, meaning the idea of rewarding people for being good citizens is going very well.

Mark Stafford:

Okay. Thanks.

Park City Group - Third Quarter 2017 Earnings Conference Call, May 10, 2017

Randall K. Fields:

You bet.

Operator:

At this time, we will conclude the question-and-answer session. I'd like to turn the call back over to management for any additional or closing remarks.

David M. Mossberg:

Thank you all for your interest in Park City Group. Our phone number is at the bottom of the press release. Feel free to reach out if you have any additional questions.

Operator:

That does conclude today's conference. Thank you for your participation, and you may now disconnect.